Exhibit 99.1

PLEASE CONTACT:
Tere Miller
Vice President, Corporate Communications
(760) 741-2111, ext. 1177

REALTY INCOME SIGNS A PURCHASE AGREEMENT TO ACQUIRE
APPROXIMATELY $250 MILLION OF PROPERTIES IN SALE-LEASEBACK TRANSACTION

ESCONDIDO, CALIFORNIA, October 6, 2010….Realty Income Corporation (Realty Income), the Monthly Dividend Company®, (NYSE: O), announced today that it has signed a purchase agreement to acquire 136 retail properties for approximately $250 million under long-term, triple-net lease agreements. The properties are of a type the Company already has in its portfolio. While Realty Income’s acquisition of these properties is subject to a number of conditions, it is anticipated that the transaction should close within the next 90 days. If the transaction closes, Realty Income expects to fund the purchase price with borrowings under its acquisition credit facility and/or cash on hand. The Company also said it plans to disclose further information about this acquisition subsequent to its closing.

Commenting on this transaction, Tom A. Lewis, Chief Executive Officer stated, “We are pleased to have been able to sign this purchase agreement. This acquisition, if completed by year-end, will bring our total 2010 acquisitions to approximately $690 million, and contribute to the continued stable stream of lease revenue from which we pay monthly dividends.”

About the Company
Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date, the Company has declared 483 consecutive monthly dividend payments throughout its 41-year operating history and increased the dividend 59 times since Realty Income’s listing on the New York Stock Exchange in 1994. The monthly income is supported by the cash flow from more than 2,300 properties located in 49 states owned under long-term lease agreements with leading regional and national chains and other corporate entities. The Company is an active buyer of commercial properties nationwide.

Consistent with Realty Income’s disclosure policy, the Company does not disclose the lease rate on an individual tenant transaction. Lease rates, terms, and conditions are competitive in nature and are a major component of the Company’s new business development program. The Company believes the disclosure of individual rate negotiations would be damaging to its competitive position and its ability to complete new property acquisitions. As in the past, Realty Income will announce its blended lease rate and lease terms, on a cumulative basis, in the Company’s quarterly press release on operations.

Forward-Looking Statements
Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the Company is a party, and the profitability of the Company’s subsidiary, Crest Net Lease, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Note to Editors:
Realty Income press releases are available at no charge by calling our toll-free investor hotline number: 888-811-2001, or through the Internet at http://www.realtyincome.com.